Exhibit 99.1

                        FOR IMMEDIATE RELEASE


CONTACT:  Steven F. Groth, Chief Financial Officer
          (212) 599-8000


          FINANCIAL FEDERAL CORPORATION ANNOUNCES EARNINGS
          FOR THE THIRD FISCAL QUARTER ENDED APRIL 30, 2003
          -------------------------------------------------

NEW YORK, NY:  June 10, 2003 - Financial Federal Corporation ("FIF" -
NYSE), announced net earnings of $6.6 million for the quarter ended April 30, 2003, a 30% decrease from the $9.4 million earned for the quarter ended April 30, 2002. Diluted earnings per share decreased by 28% to $0.36 from $0.50. Finance receivables originated during the quarter totaled $158 million. Finance receivables outstanding decreased by 1% to $1.40 billion at April 30, 2003 from $1.41 billion at January 31, 2003.

Net earnings was $23.2 million and $27.5 million for the nine month periods ended April 30, 2003 and 2002, respectively, decreasing by 16%. Diluted earnings per share was $1.27 and $1.48, respectively, a 14% decrease. Net earnings for the nine months ended April 30, 2003 includes a $1.1 million after-tax loss from the redemption of convertible debt that reduced diluted earnings per share by $0.06. Without this loss, net earnings was $24.3 million and diluted earnings per share was $1.33, decreases of 11% and 10%, respectively from the respective amounts for the comparable period last year.

Net credit losses were $4.2 million or 1.18% (annualized) of average finance receivables compared to 0.78% in the preceding quarter and 0.24% for the quarter ended April 30, 2002. Non-performing assets were 5.2% of total finance receivables at April 30, 2003 compared to 5.6% at January 31, 2003 and 3.5% at April 30, 2002. Delinquent receivables (60 days or more past due) were 2.1% of total finance receivables at April 30, 2003 compared to 2.3% at January 31, 2003 and 3.0% at April 30, 2002.

Paul R. Sinsheimer, CEO, commented, "I believe the Company has a very strong liquidity position and diversified funding sources. Liquidity was enhanced and debt maturities were lengthened with the issuance of $200 million of term notes in April 2003. Proactive steps taken in the last year should allow the Company to take advantage of an economic turnaround.

"New business opportunities appear to be more favorable, and the Company's net investment in non-accruing receivables and repossessions decreased and the level of delinquencies declined. During the most difficult nine-months in our fourteen-year history, the Company produced an 11% return on equity with a historically low debt-to-equity ratio of 3.4:1."


Financial Federal Corporation specializes in financing industrial and commercial equipment through installment sales and leasing programs for manufacturers, dealers and end users nationwide. For additional information, please visit the Company's website at www.financialfederal.com.

                               -more-


          CONDENSED CONSOLIDATED UNAUDITED INCOME STATEMENTS
               (In thousands, except per share amounts)


                             Three months ended      Nine months ended
                                      April 30,              April 30,
                              -----------------     ------------------
                                 2003      2002        2003       2002
                              -------   -------     -------   --------
Finance income                $30,692   $34,188     $98,941   $103,410
Interest expense                9,995    11,852      33,725     38,485
                              -------   -------     -------   --------
Net finance income before
    provision for losses       20,697    22,336      65,216     64,925
Provision for possible losses   4,050     1,400       7,900      4,025
                              -------   -------     -------   --------
  Net finance income           16,647    20,936      57,316     60,900

Salaries and other expenses     5,823     5,414      17,305     15,609
Loss on redemption of debt         --        --       1,737         --
                              -------   -------     -------   --------
  Earnings before income taxes 10,824    15,522      38,274     45,291
Provision for income taxes      4,239     6,116      15,096     17,831
                              -------   -------     -------   --------
  NET EARNINGS                $ 6,585   $ 9,406     $23,178   $ 27,460
                              =======   =======     =======   ========
Earnings per common share:
  Diluted                       $0.36     $0.50       $1.27      $1.48
                                =====     =====       =====      =====
  Basic                         $0.36     $0.56       $1.29      $1.65
                                =====     =====       =====      =====
Number of shares used:
  Diluted                      18,135    20,187      18,399     20,053
                               ======    ======      ======     ======
  Basic                        18,061    16,674      17,935     16,610
                               ======    ======      ======     ======


           CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS
                           (In thousands)


                              April 30,       July 31,      April 30,
                                   2003           2002           2002
                             ----------     ----------     ----------
ASSETS
Finance receivables          $1,402,715     $1,436,469     $1,399,358
Allowance for possible
  losses                        (23,634)       (24,171)       (23,582)
                             ----------     ----------     ----------
  Finance receivables-net     1,379,081      1,412,298      1,375,776
Cash                              9,662          7,092          9,183
Other assets                     35,221         28,456         25,791
                             ----------     ----------     ----------
TOTAL ASSETS                 $1,423,964     $1,447,846     $1,410,750
                             ==========     ==========     ==========
LIABILITIES
Senior debt                  $1,054,769     $1,030,396     $1,002,145
Subordinated debt                    --         93,478         93,478
Other liabilities and
  deferred taxes                 59,221         75,403         78,247
                             ----------     ----------     ----------
  Total liabilities           1,113,990      1,199,277      1,173,870
STOCKHOLDERS' EQUITY            309,974        248,569        236,880
                             ----------     ----------     ----------
TOTAL LIABILITIES AND EQUITY $1,423,964     $1,447,846     $1,410,750
                             ==========     ==========     ==========

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Readers are referred to the most recent reports on Forms 10-K and 10-Q filed by the Company with the Securities and Exchange Commission that identify such risks and uncertainties.

                                    ###